Exhibit 10.1

Consulting Agreement By And Between
Central Pacific Bank And Trinity M & A Group LLC

This Agreement (herein called “Agreement”), is made on September 5, 2012, (herein called the “Effective Date”), between Trinity M & A Group LLC, whose address is 1341 Kapiolani Blvd, #27-C, Honolulu, Hawaii 96814 (herein called “Consultant”) and Central Pacific Bank, a Hawaii corporation, whose address is 220 South King Street, Honolulu, Hawaii 96813 (herein called the “Bank”).

Background

A.	Consultant will provide services as an independent, experienced and credible professional resource to support major information technology (IT) projects currently ongoing.

B.	The Bank is incorporated and chartered under the laws of the State of Hawaii, and regulated by the State of Hawaii Division of Financial Institutions and the Federal Deposit Insurance Corporation.

C.	The Bank has requested and Consultant has agreed to provide certain consulting services designated herein to the Bank in exchange for the compensation set forth herein to be paid to Consultant.

D.
Consultant and the Bank (herein called “the parties”) now hereby desire to set forth their mutual understandings, agreements and covenants regarding said provision of services by Consultant to the Bank.

Agreement

Now, Therefore, the parties agree as follows:

1.
Services Provided.  Consultant will provide services as an independent, experienced and credible professional resource to assist in the support of  major IT projects that are currently ongoing.  The IT projects include, without limitation, the Bank’s data warehouse and the finance suite implementation.  It is expected that the time required for such services will be approximately forty (40) hours per week.

2.
Limitation on Delegation.  The services performed under this Agreement shall be performed by Consultant, and no person other than Consultant shall be engaged in the performance of such services except on written approval of the Bank.

3.
Compensation.  Bank agrees to compensate Consultant for these services at a rate of twenty one thousand six hundred and sixty seven dollars ($21,667) per month, plus Hawaii general excise tax (currently 4.71%).  Payment will be made within ten business days after the end of each month.  Upon successful delivery of service provided in the sole discretion of the CEO, Consultant will be eligible to receive a success-based payment.

4.
Compliance with Laws.  Consultant will comply with all Federal and State laws, and applicable laws of any other country, which Consultant is required to comply with in connection with the provision of services provided.

5.
Other Business Expenses Excluded.  In providing the services herein, and except as otherwise set forth herein, Consultant shall obtain and pay for all of his own supplies, furniture, equipment, personnel, employee-based benefits, insurance, taxes, travel and lodging costs, and all other costs and expenses incident to his business.  The Bank shall not provide nor pay for any of the foregoing.  The Bank will however reimburse Consultant for reasonable out-of-pocket business expenses related to client meetings and other related incidentals, if supported by appropriate receipts provided, however, that reimbursable expenses exceeding $500 per month require prior approval by John Dean.  The Bank also agrees to provide parking, office space, telephone and e-mail for those periods in which Consultant is on Bank premises.  The Bank also agrees to provide reasonable administrative support to Consultant.

6.
Relationship of the Parties.  The parties intend that an independent contractor relationship is created by this Agreement.  The Bank is interested only in the results to be achieved and the control of the services to be performed will lie solely with Consultant, subject to the requirements of this Agreement.  Consultant is not to be considered an employee, agent or representative of the Bank for any purpose.  He has no authority to enter into contracts on behalf of the Bank or bind the Bank in any manner, without specific written authorization.

7.
No Benefits.  Consultant shall not be entitled to any of the benefits which the Bank may provide to its own employees, including but not limited to, leave, vacation, insurance, retirement, or profit sharing.  Consultant shall be solely responsible for providing his own employees, if any, with all insurance and other benefits required under State or Federal law.

8.
Separate Identity.  In connection with the provision of services, Consultant shall not represent himself as having any other relationship with the Bank other than that of an independent contractor.  The Bank shall have no power or authority to bind Consultant by contract or otherwise.

9.
Tax Laws.  Consultant and the Bank shall be solely responsible and liable for complying with all State and Federal tax laws applicable to their respective businesses.  Each party will obtain and maintain all necessary employer, general excise tax and any other identification numbers from the Internal Revenue Service, State of Hawaii, any other applicable State, or U.S. Government incident to the operation of their respective business.  Each party will make all reports as and when required by any taxing authority or law and will pay all taxes attributable to this Agreement, the services provided hereunder, and the compensation paid in accordance with their individual responsibility and tax liabilities.

10.	Risk of Loss. Each party bears its own risk of loss, and neither party shall be liable to the other party for such other party’s business activities and operations.

11.
Indemnification.  Bank agrees to indemnify and defend Consultant for, from and against any and all claims, actions, lawsuits, damages, liabilities, judgments, losses, costs, and expenses including reasonable attorneys’ fees, arising from Consultant’s rendering of services as described in this Agreement, provided, however, and on condition that, such disputes, claims proceedings, actions, lawsuits, damages, liabilities, judgments, losses, costs and expenses do not arise from or are in any way related to or connected with any unlawful or wrongful conduct, improper and willful omissions, gross negligence or intentional misconduct of Consultant, and provided further that the Bank shall have full, absolute, and sole discretion: (i) to negotiate and settle any disputes, claims, proceedings, actions or lawsuits with any adverse party on any terms and conditions acceptable to the Bank, and (ii) to choose any means or methods of dispute resolutions, to include without limitation, mediation, arbitration, and/or litigation, and (iii) to dictate and control all aspects of any such dispute resolution method.

Except as described above, each party shall indemnify and hold harmless the other for, from and against any breach by such a party of any covenant, agreement, term or provision of this Agreement, and from any acts or omissions of such a party in connection with such party’s own business activities and operations, except for fraud, unlawful acts or gross negligence, which result in any loss, damage, cost or expense, including without limitation, attorneys’ fees, to the other party.  In addition, should any taxing authority, governmental agency or court of law determine that Consultant is an employee of the Bank, and that any Federal, State or local tax, insurance premium or contribution, employee benefit or other payment or penalty of any kind whatsoever is payable by the Bank or Consultant by reason of such determination, then Consultant and the Bank shall be equally liable for such payment or amount.  The indemnities and covenants set forth in this paragraph shall survive the termination of this Agreement.

12.	Amendment. Any amendment to this Agreement must be written and executed by both parties to this Agreement.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any and all prior oral and written understandings and agreements.

14.
Term.  This Agreement shall take effect upon the Effective Date as set forth herein and shall continue in effect until February 28, 2013 unless terminated by one party giving the other party thirty (30) days prior written notice.  Termination may be with or without any cause.

15.
Notice.  Any notice required to be given under this Agreement shall be given by either delivering the same to the other party or by sending the same by first class mail to the other party, at the address set forth in the first paragraph of this Agreement or to such other address as may have been given by one party to another.

16.
Assignability.  This Agreement may only be assigned by one party with the prior written consent of the other party.  Any such assignment without proper consent shall be void and of no force and effect, at the other non-assigning party’s option.

17.
No Waiver.  Any waiver by one party of the other party’s breach of any provision of this Agreement shall not be construed as a waiver of any other breach of the same or any other provision.  No waiver shall be valid unless signed in writing by the waiving party.

18.
Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any court or lawful authority, the invalidity or unenforceability of such provision shall not affect the validity and enforceability of the remaining provisions hereof or of this Agreement, and all such remaining provisions and this Agreement shall be construed so as to be valid and enforceable to the maximum extent permitted by law, and this Agreement shall be reformed accordingly.

19.	Captions. The captions which precede the provisions of this Agreement are for convenience only and shall not control, limit or otherwise affect the meaning or construction of such provision.

20.	Hawaii Law Governs. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Hawaii.

21.
Dispute Resolution.  Any controversy or dispute arising out of or related to this Agreement or any breach hereof, shall be submitted to binding arbitration by a single arbitrator in Honolulu, Hawaii, in accordance with the then prevailing rules of the American Arbitration Association.  The party invoking this arbitration clause shall give the other party thirty (30) days written notice thereof.  The decision of the arbitrator shall be final and binding and may be entered as a judgment in any court having jurisdiction.  Each party shall pay for its own costs and fees, including attorneys’ fees.  The arbitrator’s fees and costs, however, shall be split and paid evenly (50/50) by the parties.

22.
Confidentiality.  The parties agree that any information or material exchanged between them in connection with this Agreement or the services provided hereunder, shall be kept strictly confidential, and shall not be revealed in any form or manner to any third party, except as required by law or by any governmental authority pursuant to proper power and authority or as either party may deem necessary in the performance of the services under this Agreement.  In no event whatsoever, may any party to this Agreement provide any such foregoing information or material to any third party without first notifying in advance the other party, and also obtaining that other party’s consent except in cases where the information or material is required by law to be provided to that third party.

23.
No Joint Venture or Partnership.  The parties hereby acknowledge and agree that this Agreement is for services only and that no joint venture or partnership or other business relationship is created or deemed to be created by this Agreement.

24.
Conflicts of Interest.  To the best of Consultant’s knowledge no conflicts of interest exist between Consultant and the Bank.  Should a conflict arise, Consultant will immediately disclose same to the Bank, in which event the Bank may elect to immediately terminate this Agreement.

25.
Counterparts.  The parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts.  For all purposes, including, without limitation, recordation, filing and delivery of this Agreement, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

26.
Authorization.  Each party represents that it has the power and authority to enter into this Agreement and to commit to the obligations set forth herein.  If any party is an entity, such party represents that it has taken all corporate, partnership, company, and any other action necessary to authorize the execution and performance of this Agreement pursuant to the terms herein, and that the individuals signing below in their respective titles and capacities on behalf of such entity are signing with full power and authority by the entity to do so.

IN WITNESS WHEREOF, the parties have set their hands on the day and year first written above.

CENTRAL PACIFIC BANK
a Hawaii Corporation

By /s/ John C. Dean
John C. Dean
President and Chief Executive Officer

TRINITY M & A GROUP LLC

By /s/ Glen L. Blackmon
Glen L. Blackmon
Its Sole Member & Manager